Exhibit 99.1

Reporting Owners

________________________________________________________________________________________________________________________________________________

Address:

c/o MatlinPatterson Global Advisors LLC

520 Madison Avenue, 35th Floor

New York, NY 10022

Reporting Owner Name	Relationships
	Director	10% Owner	Officer	Other
MP TMA LLC (1)		X
MP TMA (Cayman) LLC (1)				X
MatlinPatterson Global Opportunities Partners III L.P. (1)		X
MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (1)				X
MatlinPatterson Global Partners III LLC (1)		X
MatlinPatterson Global Advisers LLC (1)		X
MatlinPatterson Asset Management LLC (1)		X
MatlinPatterson LLC (1)		X
David J. Matlin (1) (2)		X
Mark R. Patterson (1) (2)		X

(1) Each of MP TMA LLC and MP TMA (Cayman) LLC are the direct owners of 53,658,814 and 15,983,021 shares of common stock, par value $0.01 per share, of the Issuer.  MatlinPatterson Global Opportunities Partners III L.P. holds 100 percent of the membership interests in MP TMA LLC.  MatlinPatterson Global Opportunities Partners (Cayman) III L.P. holds more than 99 percent of the membership interests in MP TMA (Cayman) LLC and MatlinPatterson Global Partners III LLC (the “General Partner”) holds the remainder of those membership interests.  The General Partner is the general partner of each of MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (collectively, the “Funds”). MatlinPatterson Global Advisers LLC (the "Adviser") is the investment adviser to the Funds. MatlinPatterson Asset Management LLC holds 100 percent of the voting interest in and equity of each of the Adviser and the General Partner. MatlinPatterson LLC holds 100 percent of the equity of MatlinPatterson Asset Management LLC. Other than MP TMA LLC and MP TMA (Cayman) LLC, each of the foregoing reporting persons disclaims beneficial ownership of the shares held by MP TMA LLC and MP TMA (Cayman) LLC, except to the extent such reporting person holds an indirect pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(2) David J. Matlin and Mark R. Patterson each is a holder of 50 percent of the membership interests in MatlinPatterson LLC.  David J. Matlin and Mark R. Patterson may be deemed to have shared voting and investment control over the shares of common stock of the Issuer held by MP TMA LLC and MP TMA (Cayman) LLC. They also have indirect pecuniary interests in such shares through their indirect interests in a limited partner which holds an investment interest and carried interest in the Funds. Their exact pecuniary interests therein are not readily determinable because they are subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Issuer. David J. Matlin and Mark R. Patterson disclaim beneficial ownership of any of the reported securities except to the extent of their pecuniary interests therein.